Exhibit 10.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the "Agreement") is effective as of the close of business on January 17, 2012, by and between Discount Dental Materials, Inc., a Nevada Corporation ("Assignor"), and R. Douglas Barton (the “Assignee”).

RECITALS

A.

WHEREAS, pursuant to that certain Share Exchange Agreement dated as of January 17, 2012   (the “Share Exchange Agreement”), by and among Assignor and others, Assignor agreed to assign and transfer to Assignee all of Assignor's right, title and interest in and to all the Assets as defined below related and incidental to the business of Assignor (the “Business”), as it was conducted on and prior to the Closing of the transactions contemplated by the Share Exchange Agreement. The final terms of the Agreement to assign the net assets were agreed to orally by all parties concerned on January 17, 2012.

B.

WHEREAS, pursuant to the Share Exchange Agreement and effective with the Closing (as defined in the Share Exchange Agreement) of the transaction contemplated in the Share Exchange Agreement, the parties thereto have agreed to cause Assignee to assume and to fully perform and satisfy and be liable for all of the liabilities and obligations of Assignor as defined below (the "Assumed Liabilities"), associated with the Business or Assets, and Assignee agreed to accept Assets and assume said liabilities.

C.

WHEREAS, for the purpose of this Agreement, “Assets” shall mean all personal property (both tangible and intangible), contracts, accounts receivables, equipment, fixtures, general Intangibles (such as telephone and fax numbers, e-mail addresses and website URLs), bank deposit accounts, cash, all present and future contracts, all patents, franchise rights, trademarks, service marks, trade names, inventions, processes, know-how, trade secrets, copyrights, licenses and other rights related and incidental to the Business, as conducted prior to the Closing of the transactions contemplated by the Share Exchange Agreement.

D.

WHEREAS, for the purpose of this Agreement, “Assumed Liabilities” shall mean any obligation of the Assignor under any contract or agreement, verbal or written, accounts payable, unfinished work-in-progress, accrued payroll and related taxes, and other current liabilities, checks issued in excess of deposits, deferred revenue, taxes payable, deferred taxes, benefit obligations and any portion of current liabilities, any debt obligations, capital lease or similar obligations, security interest, encumbrances, levies, liens or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any Asset, claims and causes of action, damages, demands, lost profits, suits, actions, judgments, assessments, costs and expenses, of any nature related and/or incidental to the Business.

NOW, THEREFORE, for good and valuable consideration, consisting of the return of 6,000,000 shares of the Assignor’s common stock owned by the Assignee (the “Purchase Price”), the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

Assignment.  In exchange for the assumption of the Assumed Liabilities and the Purchase Price, Assignor hereby grants, sells, assigns, transfers, conveys and delivers to Assignees, their successors and assigns, all of Assignor's rights, title and interest under, in and to the Assets and Business.

2.

Assumption of Assumed Liabilities.  Assignee hereby expressly assumes and agrees to pay, perform and/or discharge in accordance with their terms the Assumed Liabilities.

3.

Further Assurances.  Each of Assignor and Assignee agree to execute such other documents and take such other actions as may be reasonably necessary or desirable to confirm or effectuate the assumption contemplated hereby.

4.

Binding Effect. This Agreement and the covenants and agreements herein contained shall be binding upon and inure to the benefit of Assignee and its successors and assigns and shall inure to the benefit of Assignor and its successors and assigns.

5.

Modification. This Agreement may be modified or supplemented only by written agreement of the parties hereto.

6.

Closing.  The closing of the transaction contemplated herein will be coordinated with the closing of the transactions contemplated by that certain Stock Purchase Agreement by and between Cerebain Biotech Corp. and certain DDOO shareholders and dated of even date hereof, as well as the closing of the transactions contemplated by that certain Share Exchange Agreement by and between DDOO, Douglas Barton, Cerebain Biotech Corp. and certain shareholders of Cerebain Biotech Corp. dated of even date hereof, and it is the intent of the parties that the transactions contemplated by all three agreements close simultaneously.

7.

Indemnification.  After the closing of the transaction contemplated hereby Barton shall indemnify and hold harmless DDOO and its shareholders from and against any any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement arising, directly or indirectly, from or in connection with the Assets, the Assumed Liabilities or the business or activities of DDOO prior to the closing contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first above written.

ASSIGNOR

DISCOUNT DENTAL MATERIALS, INC.

A Nevada Corporation

/s/ R. Douglas Barton

By: R. Douglas Barton

Its: President, Chairman and Chief Executive Officer

Dated:  December __, 2011

ASSIGNEE

/s/ R. Douglas Barton

R. Douglas Barton

Dated:  December __, 2011

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